Exhibit 15
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Commissioners:
We are aware that our report dated July 25, 2006 on our review of interim financial information of Phelps Dodge Corporation for the three-month and six-month periods ended June 30, 2006 and 2005 and included in the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2006 is incorporated by reference in its Registration Statement on Form S-3 (No. 333-124094), the Registration Statements on Form S-8 (Nos. 33-26442, 33-6141, 33-26443, 33-34362, 33-62648, 333-117382, 333-42231 and 333-52175), and Post-Effective Amendment No. 4 on Form S-8 to the Registration Statement on Form S-4 (No. 333-86061).
Very truly yours,
/s/ PricewaterhouseCoopers LLP
Phoenix, Arizona
July 25, 2006